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Email	matthew.gilbert@maplesandcalder.com

A-Power Energy Generation Systems, Ltd.
No. 44 Jingxing North Street
Tiexi District
Shenyang, Liaoning
China 110021

22 April 2010

Dear Sirs

A-Power Energy Generation Systems, Ltd. (the "Company")

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Registration Statement defined below.

We have examined the Registration Statement on Form F-3 (the "Registration Statement") of the Company, filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof in connection with the registration under the United States Securities Act of 1933, as amended (the "Securities Act"), of:

(a)
3,454,791 of the Company’s common shares, par value $0.0001 per share (“Common Shares”) issued by the Company to the Selling Shareholders named in the Registration Statement (the “Issued Common Shares”);

(b)	2,099,823 Series A Warrants, issued by the Company on 21 January 2010, to purchase Common Shares (the “Series A Warrants”);

(c)
789,145 Series B Warrants, issued by the Company on 21 January 2010, to purchase Common Shares (the “Series B Warrants”) and, with the Series A Warrants, the “Warrants”, being Warrants numbered 1 to 14 inclusive); and

(d)
2,729,770 of the Company's Common Shares issuable upon exercise of the Series A Warrants and 1,025,890 of the Company's Common Shares issuable upon exercise of the Series B Warrants and which amounts represent, in the aggregate, one hundred and thirty percent of the number of shares issuable upon exercise of the Warrants (the "Warrant Shares").

We understand that the Issued Common Shares, the Warrants and, following exercise of the Warrants, the Warrant Shares, are to be offered and sold from time to time, by the persons identified in the Registration Statement, as described in the Registration Statement and any amendments thereto, the Prospectus contained therein (the "Prospectus") and any supplements to the Prospectus.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement (as defined below).

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The written resolutions of the board of directors of the Company dated 18 January 2010 (the "Resolutions").

1.2	A registered agent’s certificate dated 21 April 2010, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent, (the "Registered Agent’s Certificate").

1.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 22 April 2010 including:

(a) the Company’s Certificate of Incorporation; and

(b) the Company’s Memorandum and Articles of Association.

1.4	The records of proceedings on file with and available for inspection on 22 April 2010 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.5	A certificate from a Director of the Company (the "Director’s Certificate").

1.6	The Securities Purchase Agreement dated 21 January 2010 between the Company and the purchasers of the Issued Common Shares and the Warrants.

1.7	The Warrants.

1.8	The Registration Statement.

2	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director’s Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4
That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5	The Resolutions remain in full force and effect.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company is a company limited by shares registered under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	The Issued Common Shares have been duly authorised and are validly issued, fully paid and non-assessable.

3.3	The Warrants have been duly authorised, executed and delivered by the Company and have been validly issued by the Company.

3.4
The Warrant Shares issuable upon exercise of the Warrants have been duly authorised, and when issued and paid for in accordance with the terms of the Warrants and duly registered in the Company's register of members, will be validly issued, fully paid and non-assessable.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands.  We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

4.4
In this opinion "non-assessable" means that a holder of fully paid shares in the Company has no liability to the Company, as shareholder, except for any liability expressly provided for in the memorandum or articles of association of the Company and any liability to repay a distribution under the Act.

5	CONSENTS

In connection with the above opinion, we hereby consent:

5.1
To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the captions "Legal Matters" and "Enforcement of Civil Liabilities"; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

In providing this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.  This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder